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                           EXCERPTS OF MINUTES OF MEETING
                            OF THE BOARD OF DIRECTORS OF
                                 NASH FINCH COMPANY

                                 November 17, 1998

     RESOLVED, that the resolutions adopted by this Board of Directors on November 19, 1996, relating to compensation of outside directors generally, be and hereby are amended and modified to provide that the per month retainer for serving as a director be increased from $1,250 per month ($15,000 per year) to $1,500 per month ($18,000 per year) effective January 1, 1999.

     RESOLVED FURTHER, that except to the extent amended and modified by the foregoing resolution, the said resolutions adopted November 19, 1996 remain in full force and effect.